                                          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                              Washington, D.C. 20549                         OMB APPROVAL
                                                                                                   ___________________________
                                                                                                   OMB  Number: 25-0328
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         Expires: May 31,2001
                                                                                                   Estimated average burden
                                                                                                   hours per response......0.5
                                                                                                   ____________________________

                                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person           2. Date of Event Re-    4.  Issuer Name and Ticker
                                                   quiring Statement           or Trading Symbol
Marshall          Robert           A.              (Month/Day/Year)
--------------------------------------------------                             Cover-All Technologies Inc.
 (Last)           (First)          (Middle)         4/16/2001                  "COVR.OB"
                                                   -------------------     -------------------------------------------------------
 c/o Cover-All Technologies Inc.                   3. IRS Identification   5.  Relationship of Reporting    6.  If Amendment, Date
 18-01 Pollitt Drive                                  Number of Reporting        Person to Issuer                 of Original Filing
                                                     Person, if an Entity       (Check all applicable)           (Month/Day/Year)
---------------------------------------------------  (Voluntary)
       (Street)                                                                X Director     10% Owner     7. Individual or Joint/
                                                                               _            _                   Group
                                                                                  Officer    Other (specify     (Check Applicable
                                                                               _   (give             below)     X  Form filed by One
                                                                                    title                       -  Reporting
                                                                                                                   Person
                                                                                 ___________________________      Form filed by
                                                                                                                 _ More than One
                                                                                                                   Reporting
  Fair Lawn         New Jersey      07410                                                                          Person
 -----------------------------------------------------------------------------------------------------------------------------------
  City)            (State)          (Zip)

                                                    TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------- -------------------------------- ---------------------
1.  Title of Security       2.  Amount of Securities           3.Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned             Form: Direct             (Instr. 5)
                                Instr. 4)                      (D) or Indirect
                                                               (I) (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

                                 None
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------- ------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------- ------------------------------------------------------
*If the  Form is  filed  by more  than one  Reporting  Person,  see  Instruction 5(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                             (Print or Type Responses)                (Over)



FORM 3 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)


------------------------------------------------------- -------------------------------- -------------------------------------- ----
1.  Title of            2. Date Exercisable and      3. Title and Amount of Securities 4. Conver-     5. Owner-     6. Nature of
    Derivative Security    Expiration Date              Underlying Derivative Security    sion or        ship          Indirect
    (Instr. 4)             (Month//Day/Year)            (Instr. 4)                        Exercise       Form of       Beneficial
                                                                                          Price of       Derivative    Ownership
                        --------------------------------------------------------------    Derivative     Security:     (Instr. 5)
                        Date         Expiration       Title           Amount or           Security       Direct (D)
                        Exercisable  Date                             Number of shares                   or Indirect
                                                                                                         (I)
                                                                                                         (Instr. 5)


-----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------- ------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.                                                     By:      /s/Robert A. Marshall   May 4, 2001
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           ----------------------   ---------------
                                                                                Name:   Robert A. Marshall         Date
                                                                                Title:  Director
                                                                                **Signature of Reporting Person

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.
                                                                                                                     SEC 1147 (9-93)